Filed Pursuant to Rule 433

Registration No. 333-282394

March 27, 2025

PRICING TERM SHEET

(to the Preliminary Prospectus, dated January 10, 2025)

This free writing prospectus relates only to the securities described below and should be read together with Intercont (Cayman) Limited’s Preliminary Prospectus dated January 10, 2025 (the “Preliminary Prospectus”).

Issuer: Intercont (Cayman) Limited (the “Issuer”)

Number of Firm Shares: 1,500,000

Number of Additional Shares: Up to 225,000

Public Offering Price per Firm Share: $7.00

Public Offering Price per Additional Share: $7.00

Underwriting Discount per one Share: 7% per Firm Share (or $0.49 per share)

Underwriting Discount per one Share: 7% per Additional Share (or $0.49 per share)

Non-accountable expense allowance per Firm Share: 0.5% per share (or $0.035 per share)

Non-accountable expense allowance per Additional Share: 0.5% per share (or $0.035 per share)

Proceeds to Company per one Firm Share (before expenses): $6.51

Proceeds to Company per one Additional Share (before expenses): $6.51

CUSIP: G48049103

Par Value: $0.0001

Trade Date: March 28, 2025

Expected Settlement Date: March 31, 2024 (T+1)

Lead Underwriter and Representative: Kingswood Capital Partners, LLC

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Kingswood Capital Partners, LLC at +1-800-535-6981 or by email at ttian@kingswoodus.com.